Filed pursuant to Rule 433
Registration Statement No. 333-150613
Final Term Sheet
February 17, 2009
E. I. du Pont de Nemours and Company
$400,000,000 4.750% Senior Notes due 2015
$500,000,000 5.750% Senior Notes due 2019

Issuer:	E. I. du Pont de Nemours and Company

Title of Securities:	4.750% Senior Notes due 2015: (the “Notes due 2015”);
5.750% Senior Notes due 2019: (the “Notes due 2019”)

Trade Date:	February 17, 2009

Settlement Date (T+3 ):	February 20, 2009

Maturity Date:	Notes due 2015: March 15, 2015;
Notes due 2019: March 15, 2019

Aggregate Principal Amount Offered:	Notes due 2015: $400,000,000;
Notes due 2019: $500,000,000

Price to Public (Issue Price):	Notes due 2015: 99.714% plus accrued interest, if any, from February 20, 2009; Notes due 2019: 99.646% plus accrued interest, if any, from February 20, 2009

Interest Rate:	Notes due 2015: 4.750% per annum;
Notes due 2019: 5.750% per annum

Interest Payment Dates:	Notes due 2015: Semi-annually on each March 15 and September 15, commencing September 15, 2009;
Notes due 2019: Semi-annually on each March 15 and September 15, commencing September 15, 2009

Optional Redemption:	Notes due 2015: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 50 basis points; Notes due 2019: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 50 basis points

Joint Bookrunners:	Banc of America Securities LLC,
Greenwich Capital Markets, Inc.,
Morgan Stanley & Co. Incorporated,
Credit Suisse Securities (USA) LLC,
Deutsche Bank Securities Inc.,

Goldman, Sachs & Co.,
J.P. Morgan Securities Inc.

Co-Managers:	Barclays Capital Inc.,
BBVA Securities, Inc.,
Citigroup Global Markets Inc.,
HSBC Securities (USA) Inc.,
ING Financial Markets LLC,
RBC Capital Markets Corporation,
Mitsubishi UFJ Securities International plc,
Mizuho Securities USA Inc.,
Santander Investment Securities Inc.,
Scotia Capital (USA) Inc.,
Standard Chartered Bank,
UBS Securities LLC,
The Williams Capital Group, L.P.

CUSIP:	Notes due 2015: 263534BX6;
Notes due 2019: 263534BW8
Mitsubishi UFJ Securities International plc and Standard Chartered Bank are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC at 1 (800) 294-1322, (ii) Greenwich Capital Markets, Inc. at 1 (866) 884-2071 or (iii) Morgan Stanley & Co. Incorporated at 1 (866) 718-1649.